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                                                                      Exhibit 99

September 22, 2008

Dear Shareholder,

On September 7, 2008 the U.S. Treasury Department ("Treasury") and Federal Housing Finance Agency ("FHFA") announced a plan to place the Federal Home Loan Mortgage Corporation ("Freddie Mac") and the Federal National Mortgage Association ("Fannie Mae") into conservatorship. Under the plan, the Treasury and the FHFA will purchase newly issued senior preferred stock as needed to ensure each company maintains a positive net worth. Existing common and preferred stock dividends were suspended; existing preferred stock rights were maintained ahead of common stock but behind the new senior preferred stock held by the Treasury and FHFA.

Citizens National Bank holds an investment security that is guaranteed by preferred stock issued by Freddie Mac, in the amount of $2 million. In light of the actions taken by Treasury and FHFA and the resulting decline in the fair value of this security, the bank has deemed the impairment to be other than temporary as defined by the Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, the bank will recognize a charge to earnings in this quarter, reporting an estimated net loss on the investment.

Banks typically maintain investment portfolios to earn interest on funds which helps to offset interest paid to depositors and allows the bank to maintain lending rates at a competitive level. Citizens National Bank observes a conservative investment policy which has resulted in a portfolio of highly-rated securities and agency bonds. When the security described above was purchased in 2006 Freddie Mac was a highly-rated Government Sponsored Entity ("GSE") and the investment security was considered a safe investment by the management and our outside investment advisor.

In addition, as you well know dividends were reduced last quarter as the result of decreased income due to an increase in the bank's provision for loan losses. This increase to the provision was largely to recognize the financial concerns faced by a number of our borrowers as the challenges of a declining economy multiply. We acknowledged these issues and continue to take a cooperative approach with each borrower whenever possible to resolve concerns in the most professional manner recognizing our obligation to shareholders and the regulatory constraints within which the bank must conduct its business.

What all this means to you as a shareholder is that the board of directors at its September 12th meeting was unable to declare a cash dividend for the third quarter, 2008.

In closing, I want to emphasize the above adjustment will be taken out of current income. Citizens National Bank's capital position is strong and even with this investment write-down the bank will continue to be classified as "well-capitalized" as defined by regulators.

Sincerely,

Susan A. Eno
President & CEO